Exhibit 5.1
March 10, 2009
Altus Pharmaceuticals Inc.
333 Wyman Street
Waltham, MA 02451
Ladies and Gentlemen:
This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration of an aggregate of 1,490,617 shares of Common Stock, $0.01 par value (the “Shares”), of Altus Pharmaceuticals Inc., a Delaware corporation (the “Company”), of which (i) 1,150,617 are issuable under the Company’s Amended and Restated 2002 Employee, Director, and Consultant Stock Plan, as amended (the “Plan”) and (ii) 340,000 are issuable upon the exercise of that certain stock option awarded to Georges Gemayel, Ph.D. as an inducement to his accepting employment with the Company pursuant to the terms of the employment offer agreement by and between Georges Gemayel and the Company, dated as of May 21, 2008 (the “Offer Agreement”).
We are familiar with the actions taken by the Company in connection with the adoption of the Plan and the Offer Agreement. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan or the Offer Agreement, the Shares will be validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Act.
This opinion may be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.
Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP